Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Augmedix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$138,866,709.39 (1)(2)	0.0001476	$20,496.73 (3)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$138,866,709.39

Total Fees Due for Filing			$20,496.73

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$20,496.73

(1)

Aggregate number of securities to which transaction applies: As of July 31, 2024, the maximum number of shares of Augmedix’s common stock, par value $0.0001 per share (“common stock”), to which this transaction applies is estimated to be 56,578,179, which consists of (1) 49,234,684 shares of common stock entitled to receive the per share merger consideration of $2.35; (2) 4,740,726 shares of common stock underlying stock options, which may be entitled to receive the per share merger consideration of $2.35 per share minus any applicable exercise price; (3) 329,339 shares of common stock underlying stock appreciation rights, which may be entitled to receive the per share merger consideration of $2.35 per share minus any applicable exercise price; (4) 2,273,430 shares of common stock underlying restricted stock units, which may be entitled to receive the per share merger consideration of $2.35; and (5) 6,440,672 shares of common stock underlying warrants to purchase shares of common stock, which may be entitled to receive the per share merger consideration of $2.35 per share minus any applicable exercise price.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of July 31, 2024, the underlying value of the transaction was calculated based on the sum of (1) the product of 49,234,684 shares of common stock and the per share merger consideration of $2.35; (2) the product of 4,740,726 shares of common stock underlying stock options and $1.24 per share (which is the difference between the per share merger consideration of $2.35 and the weighted average exercise price of $1.11 per share); (3) the product of 329,339 shares of common stock underlying stock appreciation rights and $0.87 per share (which is the difference between the per share merger consideration of $2.35 and the weighted average exercise price of $1.48 per share); (4) the product of 2,273,430 shares of common stock underlying restricted stock units and the per share merger consideration of $2.35; and (5) the product of 6,440,672 shares of common stock underlying warrants to purchase shares of common stock and $1.81 per share (which is the difference between the per share merger consideration of $2.35 and the weighted average exercise price of $0.54 per share).

(3)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0001476.